Exhibit 99.2

Segmented Information
Unaudited; Expressed in thousands
As reported in the Company's fiscal 2023 Annual Report on Form 10-K filed with the SEC on March 21, 2024, the Company changed its operating segments during the fourth quarter of fiscal 2023. The Company reports three segments: Americas, China Mainland, and Rest of World, which is Asia Pacific (“APAC”) and Europe and the Middle East (“EMEA”) on a combined basis. Previously, the Company's segments were based on selling channel. Please refer to Note 23. Segmented Information included in Item 8 in the Company's fiscal 2023 Annual Report on Form 10-K for further information.
The following table recasts the quarterly segment information for fiscal 2023 to reflect the current presentation:

	Fiscal 2023
	Q1	Q2	Q3	Q4	Total
Net revenue:
Americas	$1,567,738	$1,719,773	$1,732,398	$2,611,738	$7,631,647
China Mainland	210,068	234,445	228,595	290,652	963,760
Rest of World	222,986	254,947	243,225	302,713	1,023,871
	$2,000,792	$2,209,165	$2,204,218	$3,205,103	$9,619,278
Segmented income from operations:
Americas	$581,222	$660,570	$636,714	$1,058,678	$2,937,184
(Percentage of net revenue of respective operating segment)	37.1%	38.4%	36.8%	40.5%	38.5%
China Mainland	73,885	83,481	76,792	103,158	337,316
(Percentage of net revenue of respective operating segment)	35.2%	35.6%	33.6%	35.5%	35.0%
Rest of World	43,794	51,292	45,552	61,194	201,832
(Percentage of net revenue of respective operating segment)	19.6%	20.1%	18.7%	20.2%	19.7%
	$698,901	$795,343	$759,058	$1,223,030	$3,476,332
General corporate expenses	295,609	314,207	321,480	309,140	1,240,436
lululemon Studio obsolescence provision	—	—	23,709	—	23,709
Impairment of assets and restructuring costs	—	—	74,501	—	74,501
Amortization of intangible assets	1,878	1,879	1,253	—	5,010
Income from operations	$401,414	$479,257	$338,115	$913,890	$2,132,676